                                                                     EXHIBIT 4.1


               AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

         This Amendment, dated as of July 23, 1997, to the Rights Agreement, dated originally as of September 1, 1992 and as amended and restated as of March 8, 1996 (this "Agreement") between Nellcor Puritan Bennett Incorporated, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent"). Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as those set forth in Agreement.

         WHEREAS, the Company, on the one hand, and Mallinckrodt Inc., a New York corporation ("Purchaser") and NPB Acquisition Corporation, a Delaware corporation and wholly-owed subsidiary of Purchaser ("Merger Sub"), on the other hand, are concurrently herewith entering into an Agreement and Plan of Merger, dated as of July 23, 1997 ("Merger Agreement"), whereby Purchaser would acquire the Company pursuant to a two-step transaction consisting of (i) a tender offer ("Offer") to purchase all of the outstanding Common Shares of the Company at a price of $28.50 per common Share in cash net to the seller, subject to the terms and conditions set forth in Annex A to the Merger Agreement (the "Offer Conditions), followed by (ii) a Merger of Merger Sub into the Company (the "Merger"); and

         WHEREAS, the Merger Agreement requires that, upon acceptance of, and payment for, by Purchaser, of such number of Common Shares satisfying the Minimum Condition pursuant to the Offer, all outstanding Rights under the Agreement will expire, and neither the Company, Merger Sub nor Purchaser shall have any obligations under the Agreement to any holder (or former holder) of Rights following such consummation of the Offer; and

         WHEREAS, the Board of Directors of the Company, consisting solely of Incumbent Directors, having unanimously approved the Merger Agreement and the Merger and the Offer;

         NOW, THEREFOR, in consideration of the premises, the parties hereby agree as follows:

         1. Section 7(a) of the Agreement is hereby amended to read in its entirety as follows:

                           "(a) The registered holder of any Right Certificate
                  may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date until the Expiration Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on March 8, 2006 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in
                  Section 23 hereof (the "Redemption

                  Date") and (iii) the time at which such Rights are exchanged as provided in Section 24 hereof. In addition, all outstanding Rights under this Agreement (whether or not tendered and purchased pursuant to the Offer (as defined below) shall expire upon and as of the acceptance (so long as Mallinckrodt Inc., a New York corporation or a wholly-owned subsidiary thereof ("Purchaser") thereafter purchases Common Shares pursuant to the Offer) for payment pursuant to the Offer of Common Shares which, together with any Common Shares owned by Purchaser or NPB Acquisition Corp., constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger, upon consummation of the Offer (the "Date of Acceptance"). The earliest date to occur referred to in clauses (i), (ii) and
                  (iii) in the first sentence hereof or the Date of Acceptance is herein referred to as the "Expiration Date." For the purpose of the preceding sentence, the term "Offer" shall mean the tender offer provided for by, and consummated in accordance with the terms of, the Agreement and Plan of Merger, dated as of July 23, 1997, as amended from time to time, by and among the Company, Purchaser and Merger Sub."

         2. The Agreement is hereby amended by adding thereto the following new Section 35:

                  "Section 35. Mallinckrodt Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, none of Purchaser, Merger Sub (as defined in Section 7(a)) or any other wholly owned direct or indirect subsidiary of Purchaser shall be or be deemed to become an Acquiring Person, and no Distribution Date, Shares Acquisition Date or Triggering Event shall occur or be deemed to occur, in either case solely by reason of the execution of the Agreement and Plan of Merger, dated as of July 23, 1997, as the same may be amended from time to time, by and among the Company, Purchaser and Merger Sub, or the announcement, commencement or consummation of the transactions contemplated thereby."

         IN WITNESS WHEREOF, the undersigned have executed this Agreement to be duly executed and their seals attested, all as of the day and year first above written.

                                              NELLCOR PURITAN BENNETT
Attest:                                       INCORPORATED

By:   /s/  Edward Lopez                       By:   /s/ Laureen DeBuono
      -----------------------------                 ----------------------------
Title:                                        Title:
      -----------------------------                 ----------------------------




Attest:                                       THE FIRST NATIONAL BANK OF BOSTON

By:   /s/ Matt Arba                           By:   /s/ Geoffrey D. Anderson
      -----------------------------                 ----------------------------
Title:  Account Manager                       Title:  Director